        Exhibit 99.5

   JOINT FILER INFORMATION

Name:    Stephen T. Jurvetson

Address:   2882 Sand Hill Road, Suite 150
    Menlo Park, CA 94025

Relationship to Issuer: 10% owner of issuer because Mr. Jurvetson is a managing director of the general partner of Draper Fisher Associates Fund IV, LP.

Designated Filer:  Draper Fisher Associates Fund IV, L.P.

Issuer and Ticker Symbol: Digital Impact, Inc.  (NASDAQ:DIGI)

Date of Event Requiring
Statement:   December 15, 2004

January 24, 2005

Date

 By: /s/ Stephen T. Jurvetson
     ---------------------------
  Stephen T. Jurvetson

The reporting person disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.